Exhibit 99.1

GILLA PREPARING FOR CANNABIS PRODUCTS LAUNCH IN NEVADA

TORONTO, CANADA – (August 9th, 2017) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, marketer and manufacturer of E-liquid for vaporizers and developer of cannabis concentrate products, today provided an update on the Company’s cannabis production and distribution licensing agreement in Nevada (the “Licensing Agreement”) regarding the recent progress between Gilla’s Toronto-based subsidiary, Gilla Enterprises Inc., and Alternative Medicine Association, LC (“AMA” or the “Licensee”), a Nevada-licensed medical marijuana establishment (“MME”) which was recently acquired by Friday Night Inc. (CSE: TGIF). The full details of the Licensing Agreement are disclosed in the Company’s press release dated June 20th, 2017.

Since entering into the Licensing Agreement, the parties have been working diligently to further the launch of Gilla’s licensed products in the State of Nevada. Gilla has successfully installed its extraction equipment in AMA’s production facility and is now working on implementing all related standard operating procedures and training requirements for commercial production. Gilla will continue to work closely with the AMA production team to ensure all production level requirements are in place and running efficiently. The parties are currently working on a market launch strategy with first sales expected later this month.

“We are very excited to be nearing our first launch of our cannabis concentrate products,” stated Mr. Graham Simmonds, Chair and CEO of Gilla. He added, “We expect our products to be well received in the Nevada market given our early mover advantage as the market has only recently opened to recreational users.”

Mr. Mark Zobrist, CEO of AMA stated, “We believe the Gilla products will provide AMA with a unique and lucrative position in the Nevada market.” He continued, “Demand is outweighing supply quite significantly in Nevada and we expect that Gilla’s products will be a very hot commodity once available to the recreational marketplace.”

About Alternative Medicine Association, LC and Friday Night Inc.
Alternative Medicine Association, LC owns and operates a licensed medical marijuana cultivation and production facility in Las Vegas, Nevada. The company produces its own line of cannabis-based extracts including shatter, live resin, wax and oils including vape oils, flavored vape oils, terpene enhanced oils, and clear distillates and manufactures other third-party brands of similar products. Friday Night Inc., a Canadian public company (CSE: TGIF), owns 91% of AMA and 91% of Infused MFG, a company that produces hemp-based, CBD products from high quality organic botanical ingredients. Friday Night Inc. is focused on strengthening and expanding its operations within and outside of the State of Nevada.

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid for use in vaporizers and develops turn-key vapor and cannabis concentrate solutions for high terpene vape oils, pure crystalline, high performance vape pens and other targeted products. Gilla aims to be a global leader in delivering the most efficient and effective vaping solutions for nicotine and cannabis related products. The Company’s multi-jurisdictional, broad portfolio approach services both the nicotine and cannabis markets with high quality products that deliver a consistent and reliable user experience. Gilla’s proprietary product portfolio includes the following brands: Coil Glaze™, Siren, The Drip Factory, Craft Vapes™, Craft Clouds, Surf Sauce, Vinto Vape, VaporLiq, Vape Warriors, Vapor’s Dozen, Miss Pennysworth’s Elixirs, Enriched Vapor and Crown E-liquid™.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. Graham Simmonds
Chair and CEO
T: 1 (416) 843-2881
E: graham.simmonds@gilla.com